Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Virginia National Bankshares Corporation of our report dated March 27, 2017, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K of Virginia National Bankshares Corporation, for the year ended December 31, 2016.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
July 25, 2017